Contact:	Andrew Plenge Investor Relations - Exelon 312-394-2345 Emily Duncan Investor Relations - Constellation 312-394-2345 Paul Adams Corporate Communications 410-470-4167 paul.adams@constellation.com	FOR IMMEDIATE RELEASE

EXELON TO HOST INVESTOR AND ANALYST EVENTS FOR EXELON AND CONSTELLATION TO DISCUSS POST-SEPARATION STRATEGIES
CHICAGO (Jan. 3, 2022) – Exelon Corp. (Nasdaq: EXC) today announced that it will host virtual investor and analyst events to highlight the post-separation business strategies for Exelon and Constellation.

Exelon’s event will be held on Jan. 10, 2022, beginning at 12:00 p.m. Central Time, 1:00 p.m. Eastern Time and ending at approximately 3:00 p.m. Central Time, 4 p.m. Eastern Time.

Constellation’s event will be held on Jan. 11, 2022, beginning at 7:30 a.m. Central Time, 8:30 a.m. Eastern Time and ending at approximately 11:00 a.m. Central Time, 12:00 p.m. Eastern Time.

Investors, analysts and media may access webcasts for both events at www.exeloncorp.com/investor-relations. The webcasts will be archived and available for replay for those unable to listen live.

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About Exelon
Exelon Corporation (Nasdaq: EXC) is a Fortune 100 energy company with the largest number of electricity and natural gas customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2020 revenue of $33 billion. Exelon serves approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 31,000 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including three fourths of the Fortune 100. Follow Exelon on Twitter @Exelon.